UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED – February 1, 2017

GILLA INC.
 (Exact Name of Registrant as Specified in its Charter)

NEVADA	000-28107	88-0335710
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

475 Fentress Blvd., Unit L, Daytona Beach, Florida 32114
 (Address of principal executive offices)

(416) 843-2881
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 3.02                        Unregistered Sales of Equity Securities.

On February 1, 2017, Gilla Inc. (“Gilla” or the “Company”) issued and sold, on a private placement basis, 7,546,012 units of the Company (the “Units”) at a price of $0.10 per Unit for total gross proceeds of $754,601. Each Unit consisted of one (1) common share of the Company (the “Common Shares”) and one half (1/2) common share purchase warrant (the “Warrants”). Each full Warrant entitles the holder to purchase one common share of the Company at a price of $0.20 per share for a period of twelve (12) months following the closing.

The Company offered and issued the Units, Common Shares and Warrants pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) available under Section 4(a)(2) and Rule 506 of Regulation D and Rule 903 of Regulation S promulgated thereunder.

In connection with the private placement, the Company issued 411,361 common share purchase Warrants to placement agents pursuant to the terms of the private placement, such Warrants issued under the same terms as the Warrants issued with the private placement and pursuant to exemption from Securities Act registration under Regulation S.

This Current Report on Form 8-K shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sale of any securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Item 7.01                      Regulation FD Disclosure.

On February 6, 2017, the Company issued the press release attached hereto as Exhibit 99.1.  In accordance with General Instruction B.2 of Form 8-K, the information set forth herein and in the press release is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Exchange Act, as amended.  The information set forth in Item 7.01 of this Current Report on Form 8-K shall not be deemed an admission as to the materiality of any information in this Current Report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 9.01                        Financial Statements and Exhibits
(d)             Exhibits
Exhibit No.	Description
99.1	Press Release, February 6, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GILLA INC.

Dated: February 6, 2017	By:	/s/ J. Graham Simmonds
	Name:	J. Graham Simmonds
	Title:	Chief Executive Officer